Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2019

CHESTERFIELD, MO, May 10, 2019 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2019.

First-Quarter Results

Reliv reported net sales of $9.5 million for the first quarter of 2019 compared with net sales of $10.0 million in the first quarter of 2018. Net sales in the United States decreased to $7.1 million in the first quarter of 2019, which represented a 7.3% decline in net sales when compared to the prior-year quarter. Net sales in Reliv’s foreign markets increased 1.9% in the first quarter of 2019 compared with the prior-year first quarter. Increases in net sales in Asia and Mexico were 57.9% and 27.1%, respectively, in the first quarter of 2019, offset by a decrease in net sales in Europe of 19.4%, along with decreases in other regions.

Reliv reported net income for the first quarter of 2019 of $624,000 (earnings per diluted share of $0.36) compared to a net loss of $238,000 (loss per diluted share of $0.13) in the first quarter of 2018. The income from operations for the first quarter of 2019 was $199,000 compared to a loss from operations of $224,000 in the same period in 2018. Results from operations were primarily impacted by a reduction of selling, general and administrative expenses (“SGA”), partially offset by the decline in net sales and gross margin. SGA expenses decreased to $3.7 million in the first quarter of 2019 from $4.5 million in the first quarter of 2018. Additionally, other income in the first quarter of 2019 includes a gain of $435,000 from the sale of manufacturing equipment as part of an asset sale with Nutracom, LLC.

On January 1, 2019, Reliv entered into a purchase agreement with Nutracom, LLC that included the sale of its manufacturing equipment and most of its raw material inventory. In addition to the purchase agreement, Reliv entered into several other agreements with Nutracom, including a product supply agreement and a lease agreement, under which Nutracom will lease the manufacturing and warehouse space of Reliv’s headquarters building, along with a portion of the office space.

“We believe 2019 represents a year of innovation and growth,” commented Ryan A. Montgomery, Chief Executive Officer. “With our agreement with Nutracom and the Hastings family to operate the production facility, Reliv continues to enjoy the same high level of service, quality control, flexibility, and efficiencies prior to the transition, but it allows us to focus solely on our core business—providing an outstanding line of nutritional supplements through our independent distributors. We look forward to a number of transformational changes to Reliv this year, including a new product line on the horizon.”

In other developments in the United States, Reliv successfully rolled out a new feature to its compensation plan this March to pay wholesale profit to distributors on a weekly basis. “This feature rewards our best and most productive distributors a meaningful portion of their earnings almost immediately. This provides them with the rewards of the compensation plan to use as they wish and the ability to reinvest in their business,” said Montgomery.

In international operations, sales and distributor activity in the Philippines and Mexico continue to accelerate. “Our growth in these markets is driven by outstanding growth in our distributor and preferred customer base,” noted Montgomery. Net sales in the Philippines grew by 68.8% in local currency in the first quarter of 2019, compared to the prior-year quarter, as the active distributor and preferred customer count across all of the Asia markets increased by 66%. “We are very pleased by the pace of growth in the Philippines and are looking to replicate the strategies used there in our other Asia-Pacific markets,” said Montgomery. “Clearly, it’s an exciting time for both of our Philippines and Mexico markets.”

Reliv had cash and cash equivalents of $2.4 million as of March 31, 2019, compared to $2.0 million as of December 31, 2018. Net cash used in operating activities was $127,000 in the first quarter of 2019.

As of March 31, 2019, Reliv had 32,300 distributors and preferred customers – an increase of 0.6 percent from March 31, 2018 – of which 2,740 are Master Affiliate level and above. The number of Master Affiliates decreased by 12.7 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 14 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	March 31	December 31
	2019	2018
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$2,381,087	$1,989,974
Accounts receivable, less allowances of $5,000 in 2019 and 2018	245,999	400,759
Notes & accounts receivables & deposits - related parties	1,269,527	151,222
Inventories	2,263,669	2,954,947
Assets held for sale	-	2,124,939
Other current assets	714,543	464,165

Total current assets	6,874,825	8,086,006

Notes & accounts receivables - related parties	2,897,249	1,282,072
Other assets	3,179,709	2,287,237
Net property, plant and equipment	4,649,489	4,698,550

Total Assets	$17,601,272	$16,353,865

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$4,327,609	$3,915,390
Revolving line of credit	500,000	-
Other noncurrent liabilities	642,501	445,611
Stockholders' equity	12,131,162	11,992,864

Total Liabilities and Stockholders' Equity	$17,601,272	$16,353,865

Consolidated Statements of Operations
	Three months ended March 31
	2019	2018
	(Unaudited)	(Unaudited)
Product sales	$8,810,997	$9,391,381
Freight income	519,941	611,858
Other revenue	158,566	-

Net Sales	9,489,504	10,003,239

Costs and expenses:
Cost of goods sold	2,433,732	2,349,742
Distributor royalties and commissions	3,117,572	3,391,745
Selling, general and administrative	3,739,527	4,485,895

Total Costs and Expenses	9,290,831	10,227,382

Income (loss) from operations	198,673	(224,143)

Other income (expense):
Interest income	49,262	23,952
Interest expense	(5,412)	(31,565)
Other income (expense)	(5,428)	6,651
Gain on sale of fixed assets	434,549	3,800

Income (loss) before income taxes	671,644	(221,305)
Provision for income taxes	48,000	17,000

Net income (loss)	$623,644	$(238,305)

Earnings (loss) per common share - Basic & Diluted	$0.36	$(0.13)
Weighted average shares	1,746,000	1,845,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,112	74.9%	$7,670	76.7%	$(558)	-7.3%
Australia/New Zealand	177	1.9%	232	2.3%	(55)	-23.7%
Canada	199	2.1%	242	2.4%	(43)	-17.8%
Mexico	136	1.4%	107	1.1%	29	27.1%
Europe	939	9.9%	1,165	11.6%	(226)	-19.4%
Asia	927	9.8%	587	5.9%	340	57.9%

Consolidated Total	$9,490	100.0%	$10,003	100.0%	$(513)	-5.1%

The following table sets forth, as of March 31, 2019 and 2018, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.  Preferred Customers represent approximately 7,009 and 4,780 of the Active Distributor count as of March 31, 2019 and 2018, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 3/31/2019		As of 3/31/2018		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	19,600	1,880	21,800	2,240	-10.1%	-16.1%
Australia/New Zealand	930	70	1,070	80	-13.1%	-12.5%
Canada	540	60	630	80	-14.3%	-25.0%
Mexico	1,130	80	660	60	71.2%	33.3%
Europe	2,940	300	3,630	350	-19.0%	-14.3%
Asia	7,160	350	4,310	330	66.1%	6.1%

Consolidated Total	32,300	2,740	32,100	3,140	0.6%	-12.7%